Exhibit 99.1

NEWS RELEASE

CSL005020

10/20/05

Carlisle Companies Reports a 16% Increase in Third Quarter Income from Continuing Operations and Increases Full Year Guidance

CHARLOTTE, NORTH CAROLINA, October 20, 2005… Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $38.3 million, or $1.24 per diluted share for the quarter ended September 30, 2005, compared to $32.9 million or $1.04 per diluted share for the quarter ended September 30, 2004.  Income from continuing operations for the third quarter 2005 included a $3.0 million, or $0.10 per diluted share, benefit for the reduction in income tax liabilities as a result of final settlement of the Company’s 2002 and 2003 federal tax filings and settlement of certain state tax filings from 1997 - 1999.  Johnson Truck Bodies, reported in the General Industry segment, recorded a year-over-year reduction in quarterly net income of $0.04 per diluted share, partially as a result of an ongoing labor dispute.  Changes in foreign exchange rates had a negligible impact on income from continuing operations for the third quarter 2005.

Net sales of $601.1 million in the third quarter of 2005 were $16.1 million, or 3%, higher than net sales of $585.0 million recognized in the third quarter of 2004.  Strong organic sales growth in the Construction Materials and Transportation Products segments was somewhat offset by weak demand in the Industrial Components segments’ lawn and garden market. Acquisitions contributed approximately $0.1 million to the quarter-over-quarter increase in net sales.  Changes in foreign currency exchange rates had a favorable impact on net sales of $1.8 million as compared to the third quarter of 2004.

Richmond McKinnish, Carlisle’s President and CEO commented, “We continue to be challenged by increasing raw material costs, the labor dispute at Johnson Truck Bodies and soft demand in the lawn and garden market.  The impact of these challenges has been offset by strong performance in our Construction Materials and Transportation Products segments, and we remain confident that Carlisle will continue driving earnings improvement in most of its businesses for the remainder of 2005.  We are increasing our guidance for 2005 to $4.25 to $4.35 per diluted share for income from continuing operations.”

Income from continuing operations for the nine-month period ended September 30, 2005 of $112.7 million, or $3.61 per diluted share, represented a 17% increase over $96.9 million, or $3.08 per diluted share, recognized during the same period of 2004.  Johnson Truck Bodies’ year-over-year reduction in net income of $0.14 per diluted share for the nine-month period was partially attributable to the ongoing labor dispute.  The aforementioned reduction in income tax liabilities increased year-to-date 2005 income from continuing operations by $0.10 per diluted share.  Exchange losses on subsidiary debt denominated in foreign currencies resulted in a year-to-date loss of $0.03 per diluted share.  Partially offsetting these losses was a gain of $0.08 per diluted share for proceeds received from the favorable resolution of certain legal actions initiated by the Company.

Net sales for the nine months ended September 30, 2005 were $1.84 billion, a 10% increase over net sales of $1.68 billion during the first nine months of 2004.  Organic growth of $135.7 million accounted for the majority of the year-over-year improvement with increases primarily occurring in the Construction Materials, Industrial Components and Transportation Products segments. Acquisitions accounted for $17.6 million of the year-over-year improvement. Changes in foreign exchange rates had a favorable impact of $7.5 million on net sales for the nine-month period in 2005.

Acquisitions

The Company has recently made a significant investment in its heavy-duty brake and friction business, represented by the Specialty Products segment.  In July 2005, the Company acquired 100% of the heavy-duty brake lining and brake shoe assets of Zhejiang Kete (“Kete”) for approximately $34.2 million.  Located in Hangzhou, China, Kete is managed by Carlisle Motion Control.  The acquisition of Kete enhances Carlisle Motion Control’s focused position in the heavy-duty truck brake lining market.

On October 7, 2005, the Company announced the acquisition of the off-highway brake assets of ArvinMeritor, Inc. for approximately $39.0 million.  The acquisition includes manufacturing assets from the ArvinMeritor facilities in York, SC and Cwmbran, South Wales, U.K.  These assets will be transitioned to the off-highway braking systems and specialty friction products operations of Carlisle Industrial Brake & Friction.  The addition of these assets allows for the expansion of the off-highway brake business, which serves one of the Company’s most profitable end-markets.

Segment Results

The following segment discussion excludes the impact of discontinued operations.

Industrial Components:  Net sales of $164.5 million for the three months ended September 30, 2005 decreased 8% from net sales of $178.1 million for the same period of 2004.  Increased tire and wheel sales for the ATV market were more than offset by lower sales for the high speed, styled wheels and consumer lawn and garden markets.  Sales in the power transmission belt business were 10% lower than third quarter 2004 due primarily to reduced demand in the lawn and garden and agricultural markets.  Earnings before interest and income taxes (“EBIT”) of $5.1 million in the third quarter of 2005 were 54% lower than $11.2 million recorded in the third quarter of 2004.  Lower demand resulting from extended shutdowns and model changeovers by the Company’s lawn and garden OE customers has been the largest contributor to the segment’s disappointing results.  Increased freight, energy costs, and rising raw material costs have also contributed to the negative earnings comparison.  The Company continues to incur costs associated with the plant closure of its union belt facility in Red Wing, MN and start-up costs for increased production at the belt operations in Fort Scott, KS and Shenzhen, China.

Construction Materials:  Net sales increased 9% from $215.5 million for the third quarter 2004 to $235.1 million for the third quarter 2005 primarily due to higher selling prices across most product lines which offset higher raw material costs.  Increased revenues for membrane, coatings and waterproofing products and accessories sales contributed to the 26% increase in EBIT from $33.7 million for the three months ended September 30, 2004 to $42.6 million in 2005.  The Company’s equity share of earnings at its European roofing joint venture, Icopal, was $4.2 million in the third quarter of 2005 compared to $3.2 million recognized in the same period of 2004.

Transportation Products: Net sales of $50.2 million recorded for the third quarter 2005 increased 26% over third quarter 2004 net sales of $39.8 million primarily led by growth in large construction and specialized trailers.  EBIT of $6.6 million for the three months ended September 30, 2005 represented a significant increase over 2004 EBIT of $2.2 million.  Selling price increases, strong demand and favorable product mix contributed to the positive year-over-year comparison.

Specialty Products: Net sales of $33.7 million recorded for the third quarter 2005 were comparable with third quarter 2004 net sales of $33.1 million.  Increased sales for molded consumer products and on-highway heavy friction and relined brake shoes were offset by decreased sales of off-highway braking systems.  EBIT for the third quarter 2005 was $1.2 million compared to $1.9 million recorded in the same quarter 2004.  The unfavorable earnings comparison is due primarily to start-up costs for the new brake operation in China, continuing production inefficiencies and increased freight and raw material costs.

General Industry: Net sales in the third quarter 2005 were $117.6 million compared to net sales of $118.5 million in the 2004 period.  Net sales at Carlisle FoodService Products and Tensolite improved in the third quarter of 2005, but were offset by lower sales at Johnson Truck Bodies due primarily to the continuing labor dispute which began in April of this year.  EBIT of $7.6 million for the third quarter 2005 decreased 7% from $8.2 million recorded in the third quarter 2004 as the impact of the labor dispute at Johnson Truck Bodies offset favorable results at Carlisle Systems and Equipment.

Discontinued Operations

Losses from discontinued operations, net of tax, in the third quarter of 2005 were $18.6 million as compared to $3.9 million recorded in the third quarter 2004.  The third quarter 2005 results include an after-tax loss of $10.1 million on the sale of substantially all the operations of the automotive components business.  The August 17, 2005 sale of these operations did not include the sale of trade accounts receivable dated prior to the effective date of the sale or certain assets of two small plants.  On October 8, 2005, Delphi Corporation filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code.  The third quarter 2005 loss on discontinued operations of $18.6 million includes charges to increase the Company’s allowance for doubtful accounts for trade receivables due from Delphi Corporation as well as losses associated with the liquidation of the remaining automotive components assets.  Losses from discontinued operations for the nine months ended September 30, 2005 were $30.1 million as compared with losses of $6.8 million for the same period in 2004.  The Company will continue its disposition of the remaining assets of this business during the remainder of 2005.

Net Income

Net income for the three months ended September 30, 2005 was $19.7 million, or $0.64 per diluted share, compared to $29.0 million, or $0.92 per diluted share, for the three months ended September 30, 2004.  Net income for the nine months ended September 30, 2005 was $82.6 million, or $2.65 per diluted share, compared to $90.1 million, or $2.86 per diluted share for the same period last year. The current year three and nine-month periods included the previously discussed losses from discontinued operations.

Cash Flow

Cash flow provided by continuing operations of $114.9 million in the first nine months of 2005 compares with cash provided of $65.6 million for the same period in 2004.  Cash used to fund working capital levels improved for the 2005 nine-month period as compared with the 2004 nine-month period, primarily due to higher collections of accounts receivable during the 2005 period.  During the nine months ended September 30, 2005, the Company’s receivables securitization program contributed $2.9 million to cash provided by operating activities compared with a contribution of $43.0 million for the same period in 2004.  Cash used in investing activities was $85.3 million in 2005 compared to $70.8 million in 2004.  Capital expenditures of $76.5 million were 48% above $51.6 million in 2004.  The increase in capital expenditures was due primarily to new production plants for the Construction Materials segment and a new distribution center for Carlisle FoodService Products in the General Industry segment.  Cash used in investing activities in 2005 included the acquisition of Kete for approximately $34.2 million, of which approximately $28.3 million was paid in July 2005, and the remainder will be paid within one year of the transaction closing date.  Cash used in investing activities in 2004 included the acquisition of Trintex Corporation, a specialty tire and wheel company, for approximately $32.5 million.  Proceeds from the sale of investments, property and equipment in 2005 included the cash proceeds from the sale of certain assets of the Company’s automotive components business.  Proceeds in 2004 included the sale of properties acquired with the 2003 acquisition of Flo-Pac Corporation.  Cash flow provided by financing activities of $29.3 million for the nine months ended September 30, 2005 compared with a use of cash of $5.1 million in 2004. Short-term borrowings in the first nine months of 2005 included borrowings required to fund organic growth as well as $39.0 million of borrowings on September 30, 2005 to fund the acquisition of certain assets of ArvinMeritor.  The ArvinMeritor acquisition did not close until October 7, 2005 resulting in the increased cash and cash equivalents balance at September 30, 2005.  The Company also used approximately $36.0 million to finance the purchase of 0.5 million shares of its common stock which was partially offset from proceeds for the exercise of stock options.

Backlog

Backlog from continuing operations at September 30, 2005 of $328.0 million was 12% lower than $370.7 million one year ago and 6% lower than backlog as of June 30, 2005.  The decline as compared to the prior year is primarily due to lower backlog in the General Industry segment as a large project for Carlisle Systems and Equipment in the southwestern U.S. nears completion.  This decline is partially offset by higher backlog in the Transportation Products segment.

Conference Call and Webcast

The Company will discuss second quarter 2005 results on a conference call for investors on Thursday, October 20, 2005 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until November 3, 2005.  A slide presentation will also be available for viewing and/or printing at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, and process systems industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended September 30

(In millions, except per share data)

	Third Quarter			Nine Months
	2005	2004*	% Change	2005	2004*	% Change
Net sales	$601.1	$585.0	3%	$1,839.4	$1,678.6	10%

Income from continuing operations, net of tax	$38.3	$32.9	17%	$112.7	$96.9	16%

Loss from discontinued operations, net of tax	(18.6)	(3.9)	NM	(30.1)	(6.8)	NM
Net income	$19.7	$29.0	-32%	$82.6	$90.1	-8%

Basic earnings per share
Continuing operations	$1.25	$1.06	18%	$3.66	$3.12	17%
Discontinued operations	(0.61)	(0.13)	NM	(0.98)	(0.22)	NM
Net income	$0.64	$0.93	-31%	$2.68	$2.90	-8%

Diluted earnings per share
Continuing operations	$1.24	$1.04	19%	$3.61	$3.08	17%
Discontinued operations	(0.60)	(0.12)	NM	(0.96)	(0.22)	NM
Net income	$0.64	$0.92	-30%	$2.65	$2.86	-7%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

	2005			2004*
Third Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$164.5	$5.1	3.1%	$178.1	$11.2	6.3%
Construction Materials	235.1	42.6	18.1%	215.5	33.7	15.6%
Transportation Products	50.2	6.6	13.1%	39.8	2.2	5.5%
Specialty Products	33.7	1.2	3.6%	33.1	1.9	5.7%
General Industry	117.6	7.6	6.5%	118.5	8.2	6.9%
Subtotal	601.1	63.1	10.5%	585.0	57.2	9.8%
Corporate	—	(6.4)		—	(5.5)
Total	$601.1	$56.7	9.4%	$585.0	$51.7	8.8%

	2005			2004*
Nine Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$595.7	$49.7	8.3%	$565.6	$55.8	9.9%
Construction Materials	634.6	96.0	15.1%	525.9	68.3	13.0%
Transportation Products	141.6	17.2	12.1%	112.5	5.7	5.1%
Specialty Products	110.1	8.6	7.8%	102.6	8.4	8.2%
General Industry	357.4	25.2	7.1%	372.0	30.1	8.1%
Subtotal	1,839.4	196.7	10.7%	1,678.6	168.3	10.0%
Corporate	—	(21.6)		—	(14.1)
Total	$1,839.4	$175.1	9.5%	$1,678.6	$154.2	9.2%

* 2004 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Consolidated Statement of Earnings

For the periods ended September 30

(In thousands except per share data)

	Third Quarter			Nine Months
	2005	2004*	% Change	2005	2004*	% Change
Net sales	$601,120	$585,026	2.8%	$1,839,394	$1,678,551	9.6%
Cost and expenses:
Cost of goods sold	486,148	477,375	1.8%	1,477,020	1,348,755	9.5%
Selling and administrative expenses	56,621	54,743	3.4%	176,940	165,083	7.2%
Research and development expenses	4,237	3,976	6.6%	12,605	12,220	3.2%
Other income, net	(2,607)	(2,808)	-7.2%	(2,295)	(1,772)	29.5%

Earnings before interest & income taxes	56,721	51,740	9.6%	175,124	154,265	13.5%

Interest expense, net	4,547	3,713	22.5%	13,148	11,558	13.8%

Earnings before income taxes	52,174	48,027	8.6%	161,976	142,707	13.5%

Income taxes	13,831	15,154	-8.7%	49,244	45,831	7.4%

Income from continuing operations	38,343	32,873	16.6%	112,732	96,876	16.4%
% of Net Sales	6.4%	5.6%		6.1%	5.8%

Loss from discontinued operations, net of tax	(18,640)	(3,897)	NM	(30,095)	(6,816)	NM

Net Income	$19,703	$28,976	-32.0%	$82,637	$90,060	-8.2%

Basic earnings per share
Continuing operations	$1.25	$1.06	17.9%	$3.66	$3.12	17.3%
Discontinued operations	(0.61)	(0.13)	NM	(0.98)	(0.22)	NM
Basic earnings per share	$0.64	$0.93	-31.2%	$2.68	$2.90	-7.6%

Diluted earnings per share
Continuing operations	$1.24	$1.04	19.2%	$3.61	$3.08	17.2%
Discontinued operations	(0.60)	(0.12)	NM	(0.96)	(0.22)	NM
Diluted earnings per share	$0.64	$0.92	-30.4%	$2.65	$2.86	-7.3%

Average shares outstanding (000’s) - basic	30,593	31,135		30,836	31,043
Average shares outstanding (000’s) - diluted	30,895	31,502		31,193	31,447

Dividends	$7,650	$7,170		$21,954	$20,838
Dividends per share	$0.250	$0.230	8.7%	$0.710	$0.670	6.0%

* 2004 figures have been revised to reflect discontinued operations.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

	September 30,	December 31,
	2005	2004*
Assets
Current Assets
Cash and cash equivalents	$82,631	$25,018
Receivables	232,973	227,423
Inventories	339,750	315,528
Prepaid expenses and other	68,908	67,845
Current assets held for sale	2,761	16,455
Total current assets	727,023	652,269
Property, plant and equipment, net	446,174	409,704
Other assets	403,221	388,734
Non-current assets held for sale	1,954	50,534
	$1,578,372	$1,501,241

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$122,827	$59,990
Accounts payable	149,443	167,950
Accrued expenses	141,026	130,373
Current liabilities associated with assets held for sale	3,063	25,709
Total current liabilities	416,359	384,022
Long-term debt	282,878	259,554
Other liabilities	162,329	157,208
Non-current liabilities associated with assets held for sale	—	1,970
Shareholders’ equity	716,806	698,487
	$1,578,372	$1,501,241

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Nine months ended September 30

(In thousands)

	2005	2004*
Operating activities
Net income	$82,637	$90,060
Reconciliation of net earnings to cash flows:
Loss from discontinued operations, net of tax	30,095	6,816
Depreciation and amortization	42,420	39,924
Gain on equity investments	(1,214)	(584)
Foreign exchange loss	1,610	—
Deferred taxes	3,869	3,441
Gain on investments, property and equipment, net	(1,831)	(2,329)
Receivables under securitization program	2,900	43,000
Working capital	(45,428)	(118,610)
Other	(165)	3,919
Net cash provided by operating activities	114,893	65,637
Investing activities
Capital expenditures	(76,483)	(51,607)
Acquisitions, net of cash	(28,339)	(34,709)
Proceeds from investments, property and equipment	18,626	14,554
Other	853	979
Net cash used in investing activities	(85,343)	(70,783)
Financing activities
Net change in short-term debt and revolving credit lines	83,015	10,124
Reductions of long-term debt	(1,762)	(2,338)
Dividends	(21,954)	(20,838)
Treasury shares and stock options, net	(31,530)	7,913
Other	1,486	—
Net cash provided by (used in) financing activities	29,255	(5,139)
Net cash (used in) provided by discontinued operations	(665)	39
Effect of exchange rate changes on cash	(527)	(214)
Change in cash and cash equivalents	57,613	(10,460)
Cash and cash equivalents
Beginning of period	25,018	23,361
End of period	$82,631	$12,901

* Reflects reclassification of cash flows from discontinued operations